Dynatronics Corporation Third Quarter Fiscal Year 2024 Earnings Conference Call Thursday May 9, 2024 - 10:00 AM ET

CORPORATE PARTICIPANTS

Brian Baker

President and Chief Executive Officer

Gabe Ellwein

Chief Financial Officer

PRESENTATION

Operator

Good morning ladies and gentlemen and welcome to Dynatronics' Third Quarter Fiscal Year 2024 Earnings Call.

It is now my pleasure to turn the floor over to your host, Brian Baker, the Company's Chief Executive Officer. Brian, the floor is yours.

Brian Baker, Chief Executive Officer

Thank you, Operator. Good morning, everyone, and welcome to the Dynatronics' Third Quarter Earnings call. This is Brian Baker, President and CEO. With me today is Gabe Ellwein, our Chief Financial Officer, who will now read our Safe Harbour statement.

Gabe Ellwein, Chief Financial Officer

Thank you, Brian.

During the course of this call, we will make forward-looking statements regarding our current expectations, plans, projections, and financial performance relating to our business.

These forward-looking statements reflect our view as of today only and involve risks and uncertainties that could cause our actual results to differ materially from those discussed today.

Important factors that could cause actual results to differ materially from these projected or implied by our forward-looking statements are included in our most recent 10-K and other reports filed with the SEC. We caution you not to place undue reliance on forward-looking statements we make this morning. We undertake no obligation to update or revise forward-looking statements.

Brian Baker, Chief Executive Officer

Thank you, Gabe.

This morning, we issued a press release announcing the financial results of our third quarter ended March 31st, 2024.

On today's call, I'll provide some initial commentary. Then I'll turn it over to Gabe for a financial report. Following Gabe's report, I'll provide an update on our 2024 fiscal year guidance and provide closing remarks. The Operator will then open the phone lines for questions.

For the quarter ended March 31, 2024, we continue to focus on our sales goals and improving profitability.

During the quarter, we made another series of cost reductions as a part of our ongoing effort to align costs to today's revenue volume. These steps allowed our gross margin rates to remain in line year-over-year and reducing operating expenses by $3.7 million year-to-date. Our commercial and operations teams continue to strive to meet our monthly and quarterly sales goals, and I'm proud of their achievements in the third quarter.

Our three new Hausmann product introductions are progressing as scheduled. We work with our customers and key distributors to design these additions. Our new Timberline offers high quality solid wood furniture at an economical price. The Titan Premier Treatment Tables meet high-end functional requirements while supporting our customers' budget needs. We have strong inventory positions for both Titan Premier and Timber product lines to support our customer demand. We are pleased to see the high customer interest in these products and feedback from customers taking delivery has been positive.

Our new Forage line complements our legacy protein products sold into the athletic training centres. Forage is an athletic training furniture solution offering heavy duty aluminum construction with customers' branding and colours. We are now quoting our Forage line for upcoming buildouts in the athletic training space. While it's too early to estimate the level of revenue contribution from these new product lines, we are optimistic they will enhance our existing sales base. I encourage you to visit our Hausmann website to learn more about these exciting additions.

As a reminder, historically, the business experiences higher revenue in the first quarter, low second and third quarter revenue, with a bounce back in the fourth quarter. Recently, the business has experienced an increase in quote volume and although not all quotes convert to firm orders, we believe this is a positive leading indicator that the fourth quarter will align with historical trends.

Dynatronics Corporation Third Quarter Fiscal Year 2024 Earnings Conference Call Thursday May 9, 2024 - 10:00 AM ET

These results reflect continued progress in our fiscal year 2024 operating plan and strategic priorities. Our team's daily committment to the business has been key in achieving our goals, and I want to thank all of our employees for their ongoing dedication in the business.

I'll now turn it over to the Gabe to provide a financial report.

Gabe Ellwein, Chief Financial Officer

Thank you, Brian.

As a reminder, the full income statement and management discussion and analysis can be found in the 10-Q. I will summarize some of the key financials here.

Net sales were $7.7 million for the third quarter of fiscal year '24. That compares to net sales of $9.2 million in the third quarter of fiscal year '23.

The year-over-year decrease is primarily due to a change in relationship with private label customers and less demand in our orthopedic soft bracing category.

Gross profit for the quarter was $1.8 million or 23.7 percent of net sales compared to $2.2 million or 23.9 percent of net sales in the same period the prior year. The decrease in gross profit was driven primarily by the reduction in net sales discussed previously and decreases in product margin rates in our orthopedic soft bracing category, partially offset by an increase in the product margin rate in our rehabilitation category.

Selling, general and administrative expenses decreased $1 million or 30 percent to $2.4 million for the quarter-ended March 31, 2024 compared to $3.4 million for the quarter-ended March 31, 2023.

The overall reduction in selling, general and administrative expenses was led by a reduction of $0.7 million in salaries and benefits with the remainder of $0.3 million spread across travel, repair and maintenance, and other professional services.

Net loss for Q3 fiscal year '24 was $0.7 million. That compares to a net loss of $1.2 million for the same period of fiscal year 2023.

Outstanding shares will increase approximately 400,000 per quarter depending on our share price.

As of March 31, 2024, the number of common shares outstanding was approximately 4.9 million. The net cash balance was approximately $0.6 million on March 31, 2024. No change to the $0.6 million reported on December 31, 2023.

As of March 31, 2024, our line of credit balance was approximately $2.4 million. Additional line of credit availability was approximately $1.9 million on a borrowing base of approximately $4.3 million.

Cash used by operating activities was $1.9 million for the first nine months of fiscal year '24. The Company used these proceeds from the line of credit to reduce accounts payable and accrued expenses by $1.7 million and to fund prepaid expenses of $0.4 million. The overall net change in cash position for the quarter compared to December 31, 2023 was a positive $40,000.

This concludes our summary of the financial and operating results.

Brian Baker, President and Chief Executive Officer

Thank you, Gabe.

In terms of guidance for fiscal year 2024, we estimate net revenues to be $32.5 million to $34 million due to slower demand in the rehabilitation space and changes to our private label customer relationships.

We're not providing gross margin guidance currently. Given our reductions in revenue expectations, we are seeking improved stabilization in the business before considering reinstituting such guidance. SG&A is anticipated to be in the range of 30 percent to 32 percent of net sales for the fiscal year.

In summary, our focus for the current fiscal year is to strengthen our customer relationships as we improve our operating profitability and financial flexibility. We appreciate and thank our investor base and employees for their ongoing support.

I'll now turn it over to the Operator for questions

QUESTION AND ANSWER SESSION

Operator

Dynatronics Corporation Third Quarter Fiscal Year 2024 Earnings Conference Call Thursday May 9, 2024 - 10:00 AM ET

Thank you. We'll now take questions from the telephone lines. If you have a question, please press star, one on your device's keypad. You may cancel your question at any time by pressing star, two. Please press star, one at this time if you have a question. There will be a brief pause while participants register. Thank you for your patience.

There are no questions registered at this time. I'd like to turn the floor back to Brian for any closing comments.

Brian Baker, President and Chief Executive Officer

Thank you for your time this morning and for your ongoing interest in Dynatronics. If you have any further questions, please direct them to ir@dynatronics.com. Operator, you may end the call.

Operator

Thank you, Mr. Baker. The conference has now ended. Please disconnect your lines at this time, and we thank you for your participation.